United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.

                         Commission File Number 333-4520

                               RACI HOLDING, INC.
                     --------------------------------------
             (Exact name of registrant as specified in its charter)

                               870 Remington Drive
                                  P.O. Box 700
                       Madison, North Carolina 27025-0700
                ------------------------------------------------
                    (Address of principal executive offices)
                                   (Zip Code)

                    9 1/2% Senior Subordinated Notes due 2003
              ----------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                       ---------------------------------
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:
        Rule 12g-4(a)(1)(i)     [ ]      Rule 12h-3(b)(1)(i)     [X]
        Rule 12g-4(a)(1)(ii     [ ]      Rule 12h-3(b)(1)(ii)    [ ]
        Rule 12g-4(a)(2)(i)     [ ]      Rule 12h-3(b)(2)(i)     [ ]
        Rule 12g-4(a)(2)(ii)    [ ]      Rule 12h-3(b)(2)(ii)    [ ]
                                         Rule 15d-6 ---------    [X]

Approximate number of holders of record as of the certification or notice date: 96

Pursuant to the requirements of the Securities Exchange Act of 1934 RACI Holding, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 30, 2003



By:        /s/Mark A. Little
   -----------------------------------------
Name:           Mark A. Little
Title:  Executive Vice President, Chief Financial Officer,
        Chief Administrative Officer and Treasurer